Exhibit 10.45

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 24, 2018, by and among Vanke Service (HongKong) Co., Limited (萬科物業服務(香港 )有限公司), a Hong Kong limited company (“Buyer”), Cushman & Wakefield plc, a public limited company organized under the laws of England and Wales (the “Company”), and DTZ Investment Holdings LP, an English limited partnership (the “Consortium Shareholder”).

WHEREAS, an initial public offering (the “IPO”) of the ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”), of the Company is contemplated, pursuant to a registration statement filed with the Securities and Exchange Commission (the “Registration Statement”);

WHEREAS, Buyer desires to subscribe for from the Company and the Company desires to issue and sell to Buyer the Primary Shares (as defined below) pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the closing of the subscription and sale of the Primary Shares pursuant hereto is conditioned upon the closing of the IPO;

WHEREAS, as of the date hereof, a nominee of Computershare Trust Company, N.A., as depositary (the “Depositary”), holds all of the Company’s Ordinary Shares, except for ten Ordinary Shares held by DTZ Investment Holdings GenPar LLP (“DTZ GP”), acting in its capacity as general partner of the Consortium Shareholder;

WHEREAS, the Depositary has issued depositary receipts in respect of the Ordinary Shares held by its nominee to FTL Nominees 1 Limited and FTL Nominees 2 Limited (in each of their capacities as nominees on behalf of various Company management holders and DTZ GP, acting in its capacity as general partner of the Consortium Shareholder, respectively) pursuant to the Deposit Agreement, dated as of July 6, 2018 (the “Deposit Agreement”), among the Company, the Depositary, FTL Nominees 1 Limited, FTL Nominees 2 Limited and the Holders (as defined therein);

WHEREAS, the Primary Shares will be in the form of depositary receipts issued pursuant to, and in accordance with the terms of, the Deposit Agreement, eligible to be exchanged for Ordinary Shares to be held in “street name” (through banks, brokers and other financial institutions that are record holders) following the end of the applicable holding period in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, in order to secure the performance of the Company hereunder, on the date hereof, Buyer will be delivering to Company proof of funds issued by Bank of China (Hong Kong) Limited reasonably satisfactory to the Company (the “Proof of Funds”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, the parties hereto hereby agree as follows:

1. Sale of Primary Shares.

(a) Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue and sell to Buyer, and Buyer hereby agrees to purchase from the Company, an aggregate number of depositary receipts in respect of Ordinary Shares to be held by the nominee of the Depositary (rounded up to the nearest whole share) equal to 4.9% of the total outstanding Ordinary Shares after giving effect to the issuance of the firm shares in the IPO (the “Firm Primary Shares”). The purchase price per Firm Primary Share to be paid by Buyer (the “Price Per Share”) is equal to the price per Ordinary Share paid by the public in the IPO (before giving effect to any underwriting discounts or commissions). The total purchase price to be paid by Buyer for the Firm Primary Shares is equal to (x) the number of Firm Primary Shares multiplied by (y) the Price Per Share (such product, the “Firm Purchase Price”).

If and to the extent that the Representatives (as defined below) shall have determined to exercise, on behalf of the Underwriters (as defined below), the right to purchase additional shares (the “Additional Shares”) granted to the Underwriters (the “Underwriters’ Option”) in Section 2 of the Underwriting Agreement (the “Underwriting Agreement”) among Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and UBS Securities LLC, as representatives (the “Representatives”) of the several underwriters named in Schedule I to such agreement (the “Underwriters”), and the Company, subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue and sell to Buyer, and Buyer hereby agrees to purchase from the Company, such additional number of depositary receipts in respect of Ordinary Shares to be held by the nominee of the Depositary, in the aggregate, as is necessary for the Buyer to purchase, in the aggregate under this Section 1(a), depositary receipts in respect of Ordinary Shares to be held by a nominee of the Depositary (rounded up to the nearest whole share) equal to 4.9% of the total outstanding Ordinary Shares after giving effect to the issuance of such Additional Shares in the IPO, the purchase of the Firm Primary Shares and any Additional Shares due to the exercise of the Underwriters’ Option (the “Additional Primary Shares” and, together with the Firm Primary Shares, the “Primary Shares”). The purchase price per Additional Primary Share to be paid by Buyer is the Price Per Share. The total purchase price to be paid by Buyer for the Additional Primary Shares is equal to (x) the number of Additional Primary Shares multiplied by (y) the Price Per Share (such product, the “Additional Purchase Price”).

(b) Closing. The closing of the sale and purchase of the Firm Primary Shares (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, or at such other place as shall be agreed upon by the parties hereto (the “Closing Location”), on the date that all of the conditions set forth in Section 4 of this Agreement are either satisfied or waived. At the Closing, Buyer shall deliver the Firm Purchase Price for the Firm Primary Shares, less the First Installment (as defined below) to the extent previously paid, to the Company, and the Company shall issue and deliver to Buyer such Firm Primary Shares to Buyer via depositary receipts registered in the name of Buyer, free and clear of all liens, claims or encumbrances (other than restrictions pursuant to applicable federal, state and foreign securities laws and the Shareholder Agreement (as defined below)).

The closing of the sale and purchase of the Additional Primary Shares (an “Additional Closing”) shall take place at the Closing Location upon the Company’s receipt of the applicable Subsequent Installment in accordance with Section 1(c)(i) (an “Option Closing Date”), provided that, in each case, all of the conditions set forth in Section 4 of this Agreement are either satisfied or waived. At such Option Closing Date, Buyer shall have delivered the Additional Purchase Price in accordance with Section 1(c)(i) for the Additional Primary Shares to be purchased, and the Company shall issue and deliver to Buyer such Additional Primary Shares to Buyer via depositary receipts registered in the name of Buyer, free and clear of all liens, claims or encumbrances (other than restrictions pursuant to applicable federal, state and foreign securities laws and the Shareholder Agreement).

(c) Installments; Payment of Purchase Price.

(i) The Buyer shall use its reasonable best efforts to initiate the following wire transfers, in each case to the account specified in Schedule I hereto with confirmation thereof reasonably satisfactory to the Company delivered concurrently therewith: (1) a wire transfer of immediately available funds equal to the total Firm Purchase Price as of the pricing of the IPO (the “First Installment”), (A) initiated by the Buyer as promptly as reasonably practicable, but no later than 5:00 p.m., Hong Kong time, on the first business day following Buyer’s receipt of written notice from the Company that the Company has entered into the Underwriting Agreement (which notice shall confirm the effectiveness of the Registration Statement and set forth the price per Ordinary Share to be paid by the public in the IPO and the total Firm Purchase Price), provided if such notice is received by Buyer prior to 9:00 a.m., Hong Kong time, on a business day, then initiated prior to 5:00 p.m., Hong Kong time, on the same business day as receipt of such notice, and (B) in any event received by the Company no later than 5:00 p.m., New York City time, on the third business day following Buyer’s receipt of such written notice from the Company, and (2) a wire transfer of immediately available funds equal to the Additional Purchase Price as of any exercise of the Underwriters’ Option (the “Subsequent Installments” and, together with the First Installment, the “Installments”), initiated by the Buyer as promptly as reasonably practicable, but no later than 5:00 p.m., Hong Kong time, on the business day following receipt by Buyer of written notice from the Company of the related Underwriters’ Option exercise notice (together with a copy of such exercise notice and a calculation setting forth the number of Additional Primary Shares to be purchased by Buyer and the amount of the applicable Additional Purchase

Price), which the Company shall provide to Buyer as promptly as reasonably practicable following receipt from the Representatives of the related Underwriters’ Option exercise notice pursuant to Section 2 of the Underwriting Agreement, and in any event received by the Company no later than 5:00 p.m., New York City time, on the third business day following receipt by Buyer of such notice from the Company.

(ii) The Company shall keep Buyer reasonably informed of the Company’s IPO process and reasonably informed in advance of the expected timing of each of the events referred to in Section 1(c)(i). The Company agrees to hold the First Installment in accordance with the terms of this Agreement, and not to transfer the First Installment from the account specified in Schedule I hereto, in each case, pending the Closing or earlier release in accordance with Section 5(c).

2. Representations and Warranties.

2.1 Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

(a) The Company has been duly organized and is validly existing as a company in good standing under the laws of England and Wales and has the corporate power and authority to own its properties and to conduct its business as described in the Time of Sale Prospectus (as defined in the Underwriting Agreement) and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(b) Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X under the Securities Act) has been duly incorporated, organized or formed, is validly existing as a corporation or otherwise in good standing under the laws of the jurisdiction of its incorporation or organization (or formation (to the extent the concept of good standing is applicable in such jurisdiction), has the requisite power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (to the extent the concept of good standing is applicable in such jurisdiction), except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. All of the issued share capital of each subsidiary of the Company has been duly and validly authorized and issued, is fully paid and non-assessable (to the extent such concepts are applicable under relevant law) and is owned directly by the Company or a subsidiary of the Company, free and clear of all liens, encumbrances, equities or claims, except as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. As used in this Agreement with respect to the Company, “subsidiaries” shall mean direct and indirect subsidiaries of the Company.

(c) This Agreement, the Deposit Agreement, the Registration Rights Agreement (as defined below) and the Shareholder Agreement (as defined below) have been duly and validly authorized by the Company. This Agreement and the Deposit Agreement have been duly executed and delivered by the Company and constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(d) The outstanding Ordinary Shares have been duly authorized and are validly issued, fully paid and non-assessable, the Primary Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the Deposit Agreement, will be validly issued and represent valid interests in the Ordinary Shares to be issued by the Company, which such Ordinary Shares underlying the Primary Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the Deposit Agreement, will be validly issued, fully paid and non-assessable, and, upon deposit of such Ordinary Shares underlying the Primary Shares with the Depositary pursuant to the Deposit Agreement and the due execution by the Depositary of the Primary Shares, in accordance with the Deposit Agreement, the persons in whose name the Primary Shares are registered will be entitled to the rights specified in the Deposit Agreement.

(e) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, including the issuance and sale of the Primary Shares, will not contravene any provision of applicable law or the memorandum or articles of association of the Company or conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or other instrument binding upon the Company or any of its Significant Subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Significant Subsidiary, except in each case, as would not reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(f) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may have already been obtained or made or be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Primary Shares, or except where the failure to obtain such consent, approval, authorization or order would not reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(g) Within the six-month period prior to the date of this Agreement, other than in connection with the IPO, the Company has not offered any Primary Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the Securities Act.

(h) Except for actions referred to in Section 2.1(g) above taken in connection with the IPO, the Company has not taken any action which could reasonably be expected to cause the sale of the Primary Shares to be sold by the Company to Buyer to fail to qualify as exempt from the registration requirements of the Securities Act.

(i) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its Significant Subsidiaries is a party or to which any of the properties of the Company or any of its Significant Subsidiaries is subject that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement.

2.2 Representations and Warranties of the Consortium Shareholder. The Consortium Shareholder represents and warrants to Buyer as follows:

(a) The Consortium Shareholder has been duly organized and is validly existing as a limited partnership in good standing under the laws of England and Wales.

(b) The execution and delivery of, and the performance by the Consortium Shareholder of its obligations under, this Agreement has been duly and validly authorized by all necessary corporate, limited liability company or similar applicable action on the part of the Consortium Shareholder. This Agreement has been duly executed and delivered by the Consortium Shareholder and constitutes the valid and legally binding obligation of the Consortium Shareholder, enforceable against the Consortium Shareholder in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(c) The execution and delivery by the Consortium Shareholder of, and the performance by the Consortium Shareholder of its obligations under this Agreement, the consummation of the transactions contemplated herein and compliance by the Consortium Shareholder with its obligations hereunder does not and will not contravene any provision of applicable law, or the certificate of incorporation or by laws or other organizational documents of the Consortium Shareholder, or any agreement or other instrument binding upon the Consortium Shareholder or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Consortium Shareholder, except, in each case, as would not reasonably be expected to have a material adverse effect on the Consortium Shareholder’s ability to consummate the transactions contemplated hereby.

(d) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Consortium Shareholder of its obligations under this Agreement, and except where the failure to obtain any such consent, approval, authorization or order would not reasonably be expected to have a material adverse effect on the Consortium Shareholder’s ability to consummate the transactions contemplated hereby.

(e) There are no legal or governmental proceedings pending or, to the knowledge of the Consortium Shareholder, threatened to which the Consortium Shareholder is a party or to which any of its properties is subject that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Consortium Shareholder’s ability to consummate the transactions contemplated hereby.

2.3 Buyer Representations. The Buyer represents and warrants to the Company and the Consortium Shareholder as follows:

(a) (i) Buyer has been duly organized and is validly existing as a limited company in good standing under the laws of Hong Kong and has the corporate power and authority to consummate the transactions contemplated hereby; (ii) the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement has been duly and validly authorized by all necessary corporate, limited liability company or similar applicable action on the part of the Buyer; and (iii) this Agreement has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(b) The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under this Agreement, the sale and delivery of the Primary Shares, the consummation of the transactions contemplated herein and compliance by the Buyer with its obligations hereunder does not and will not contravene any provision of applicable law, or the certificate of incorporation or by laws or other organizational documents of the Buyer, or any agreement or other instrument binding upon the Buyer or the Primary Shares or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Buyer, except, in each case, as would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(c) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Buyer of its obligations under this Agreement, except, in each case, such as may have already been obtained or made, and except where the failure to obtain any such consent, approval, authorization or order would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(d) (i) It is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) it has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (iii) it has had a reasonable opportunity to discuss the Company’s business, management and financial affairs with the Company’s management; (iv) it is not purchasing the Primary Shares as the result of any form of general solicitation or general advertising or as a result of Buyer’s review of public filings by the Company; (v) it has conducted its own investigation of the Company and the Primary Shares, has exercised independent judgment in evaluating its purchase of the Primary Shares and has made its own assessment and has satisfied itself concerning any relevant tax and other economic considerations relevant to its purchase of the Primary Shares; and (vi) Buyer is an institutional account as defined in FINRA Rule 4512(c).

(e) This Agreement is made in reliance upon Buyer’s express representations, which it hereby represents and warrants to the Company, that (i) the Primary Shares being purchased by Buyer are being acquired for Buyer’s own account (and not on behalf of any other person or entity) for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Primary Shares or any portion thereof, (ii) Buyer was not organized for the specific purpose of acquiring the Primary Shares and (iii) the Primary Shares will not be sold by Buyer without registration under the Securities Act or applicable state securities laws, or an exemption therefrom.

(f) Buyer understands that the Primary Shares being purchased by Buyer hereunder have not been registered under the Securities Act, or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements. Buyer represents and warrants to the Company that, to Buyer’s knowledge, Buyer has not taken any action which could reasonably be expected to cause the sale of the Primary Shares to be sold by the Company to Buyer to fail to qualify as exempt from the registration requirements of the Securities Act. Buyer further understands that until such time as the Primary Shares shall have been registered under the Securities Act and applicable state securities laws or shall have been transferred in accordance with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, stop transfer instructions shall be issued to the Company’s transfer agent and any certificate or certificates representing such securities shall bear a restrictive legend stating that such securities have not been registered under the Securities Act and applicable state securities laws and referring to restrictions on the transferability and sale thereof.

Buyer further understands that Buyer’s representations and warranties hereunder will not preclude disposition of the Primary Shares without registration thereof, in compliance with Rule 144. Buyer understands and acknowledges, however, that there may not be available when Buyer wishes to sell the Primary Shares, or any portion thereof, the adequate current public information with respect to the Company which would permit offers or sales of such securities pursuant to Rule 144, and, therefore, compliance with the Securities Act or some other exemption from the registration and prospectus delivery requirements of the Securities Act may be required for any such offer or sale.

(g) Buyer is not a party to any contract, agreement or understanding with any person that would give rise to a valid claim for a brokerage commission, finder’s fee or like payment in connection with the purchase of the Primary Shares, whose fees would be payable by the Consortium Shareholder or the Company.

(h) Buyer acknowledges that none of the Company, the Consortium Shareholder or any other person has made any representations, warranties, agreements or undertakings with respect to the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Buyer acknowledges that none of the Company, the Consortium Shareholder or any other person has made any representation to Buyer about the advisability of the decision to purchase the Primary Shares or the potential future value of the Primary Shares. Buyer further represents and warrants to the Company and the Consortium Shareholder that, in executing and delivering this Agreement, it has not relied on any statement or representation made by any legal counsel or investment advisor to, or other agent of, any of the Company, the Consortium Shareholder or any other person.

(i) Buyer acknowledges that, in connection with the issue and purchase of the Primary Shares, Morgan Stanley & Co. LLC and its affiliates (“Morgan Stanley”) has not acted as financial advisor or fiduciary to Buyer. Buyer has conducted its own investigation of the Company and the Primary Shares and has not relied on any statements or other information provided by Morgan Stanley concerning the Company or the Primary Shares.

3. Reasonable Best Efforts; Filings. Subject to the terms and conditions of this Agreement, each of the Company, the Consortium Shareholder and the Buyer shall cooperate with each other and use (and shall cause its subsidiaries to use) its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational (each, a “Governmental Authority”) or third party necessary, proper or advisable to consummate the transactions contemplated hereby, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. Notwithstanding the foregoing, it is understood and agreed that no party shall be required to litigate with any Governmental Authority or to agree to any governmental conditions (including divestitures, hold separate arrangements, mitigation measures or other conduct relief).

4. Conditions to the Closing. The obligations of the Company, the Consortium Shareholder and Buyer hereunder are subject to the satisfaction or waiver (if permitted by applicable law) of the conditions set forth below on or before the Closing.

(a) Conditions to Buyer’s Obligations. Buyer’s obligation to purchase the Primary Shares at the Closing or any Option Closing Date, as the case may be, is subject to the satisfaction or waiver by Buyer (if permitted by applicable law) of the following conditions:

(i) Representations and Warranties. The representations and warranties made by the Company and the Consortium Shareholder in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing or the applicable Option Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a specific date, which shall be true and correct as of such specific date).

(ii) Covenants. Each of the Company and the Consortium Shareholder shall have complied with or performed in all material respects its obligations required to be complied with or performed by them pursuant to this Agreement at or prior to the Closing or the applicable Option Closing Date.

(iii) Initial Public Offering. The Registration Statement shall have been declared effective and the IPO shall have closed.

(iv) IPO Proceeds. Gross proceeds from the issuance and sale of Ordinary Shares by the Company in the IPO shall not be less than $400,000,000.

(v) Registration Rights Agreement. The Company shall have executed and delivered a joinder to the Registration Rights Agreement, dated on or around the date of the closing of the IPO, by and among the Company and the shareholders of the Company who are party thereto, becoming a Holder (as defined therein) thereunder, in accordance therewith, substantially in the form attached as Exhibit A hereto (the “Registration Rights Agreement”).

(vi) Shareholder Agreement. The Company shall have executed and delivered the Shareholder Agreement substantially in the form attached as Exhibit B hereto (the “Shareholder Agreement”).

(vii) No Restraints. No temporary or permanent outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority imposed upon any of the parties hereto, in each case, by or before any Governmental Authority shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated hereby (collectively, “Restraints”).

(viii) United Kingdom Stamp Duty. Clearance from HM Revenue & Customs, reasonably satisfactory to the Buyer, in response to the revised clearance application submitted by the Company to HM Revenue & Customs on July 23, 2018, shall have been obtained.

(b) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Primary Shares at the Closing or any Option Closing Date, as the case may be, is subject to the satisfaction or waiver by the Company (if permitted by applicable law) of the following conditions:

(i) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing or the applicable Option Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a specific date, which shall be true and correct as of such specific date).

(ii) Covenants. The Buyer shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing or the applicable Option Closing Date.

(iii) Initial Public Offering. The Registration Statement shall have been declared effective and the IPO shall have closed.

(iv) Registration Rights Agreement. The Buyer shall have executed and delivered a joinder to the Registration Rights Agreement.

(v) Shareholder Agreement. Buyer shall have executed and delivered the Shareholder Agreement, and the Buyer’s indirect parent company, China Vanke Co., Ltd., shall have executed in a legally binding manner and delivered a letter agreement in form reasonably satisfactory to the Company agreeing to be bound by the standstill restrictions and certain other provisions in the Shareholder Agreement.

(vi) No Restraints. No Restraints shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated hereby.

(vii) United Kingdom Stamp Duty. Clearance from HM Revenue & Customs, reasonably satisfactory to the Company, in response to the revised clearance application submitted by the Company to HM Revenue & Customs on July 23, 2018, shall have been obtained.

(viii) Lock-Up Agreement. The Buyer shall have executed and delivered to the Company the lock-up agreement in the form attached as Exhibit C hereto as agreed upon by the Buyer and the Underwriters.

(ix) FINRA Questionnaire. The Buyer shall have completed, executed and delivered to the Company the Financial Industry Regulatory Authority questionnaire in the form delivered to Buyer by the Underwriters.

(x) Proof of Funds; Installment. The Buyer shall have (1) delivered to the Company the Proof of Funds reasonably satisfactory to the Company and (2) paid each applicable Installment to the Company in accordance with Section 1(c)(i).

5. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) By the mutual written consent of the Company and the Buyer;

(ii) By either the Company or the Buyer upon written notice to the other, if (x) the Underwriting Agreement is terminated in accordance with its terms, pursuant to Section 9 thereof, or (y) the Closing should not have occurred on or prior to the later of August 31, 2018 and the date that is five business days after the closing of the IPO (such date, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 5(a)(ii)(y) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the failure of the Closing to occur;

(iii) By either the Company or the Buyer if any Restraint enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall be in effect and shall have become final and nonappealable prior to the Closing; provided that the party seeking to terminate this Agreement pursuant to this Section 5(a)(iii) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 3;

(iv) By the Buyer, if the Company or the Consortium Shareholder shall have breached any of their respective representations or warranties or failed to perform any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 4(a)(i) or Section 4(a)(ii) and (y) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within the earlier of five (5) calendar days following receipt by the Company or the Consortium Shareholder, as applicable, of written notice of such breach or failure to perform from the Buyer stating the Buyer’s intention to terminate this Agreement pursuant to this Section 5(a)(iv) and the basis for such termination and the Termination Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 5(a)(iv) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 4(b)(i) or Section 4(b)(ii);

(v) By the Company, if the Buyer shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 4(b)(i) or Section 4(b)(ii) and (y) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within the earlier of five (5) calendar days following receipt by the Buyer of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 5(a)(v) and the basis for such termination and the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 5(a)(v) if the Company or the Consortium Shareholder is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 4(a)(i) or Section 4(a)(ii); or

(vi) By the Company, upon prior written notice to Buyer, if (x) Buyer shall have failed to initiate the wire transfer for the First Installment to the Company or provide confirmation thereof reasonably satisfactory to the Company by 5:00 p.m., Hong Kong time, on the business day following the applicable time specified in Section 1(c)(i); provided that the termination right under this Section 5(a)(vi)(x) may not be exercised after the Company has received evidence reasonably satisfactory to it that the wire transfer for the First Installment has been irrevocably initiated by Buyer, or (y) the Company has not received the First Installment by 5:00 p.m., New York City time, on the business day following the applicable time specified in Section 1(c)(i); provided that the termination right under this Section 5(a)(vi)(y) may not be exercised after the First Installment has been received by the Company.

As to any Additional Closing, the Company may terminate the parties’ respective obligations to purchase and sell the applicable Additional Primary Shares at such Additional Closing, upon prior written notice to Buyer, if (x) Buyer shall have failed to initiate the wire transfer for the applicable Subsequent Installment that was to be paid to the Company in respect of such Additional Closing or provide confirmation thereof reasonably satisfactory to the Company within one business day after the applicable time specified in Section 1(c)(i); provided that the termination right under this Section 5(a)(x) may not be exercised with respect to such Additional Closing after the Company has received evidence reasonably satisfactory to it that the wire transfer for such Subsequent Installment has been irrevocably initiated by Buyer, or (y) the Company has not received such Subsequent Installment within one business day after the applicable time specified in Section 1(c)(i); provided that the termination right under this Section 5(a) may not be exercised with respect to such Additional Closing after such Subsequent Installment has been received by the Company.

(b) Effect of Termination. If this Agreement is terminated by the parties hereto in accordance with Section 5(a) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any party hereto to any other party, except that the provisions of this Section 5(b) (Effect of Termination), Section 5(c) (Treatment of the First Installment), and Sections 9 through 23 shall remain in full force and effect and any such termination shall not preclude any party hereto from suing any other party for any willful breach of this Agreement prior to such termination.

(c) Treatment of the First Installment. If, at any time after the First Installment has been paid to the Company, this Agreement is terminated in any circumstance, then the Company shall promptly return the First Installment to the Buyer within three (3) business days following such termination by wire transfer of immediately available funds to an account designated in writing by the Buyer, provided that the Company shall be entitled to retain an amount equal to 15% of the First Installment if this Agreement is terminated:

(i) by the Company in accordance with Section 5(a)(iii) and the imposition of such Restraint has principally arisen or resulted from a breach hereof by Buyer (provided it shall not be deemed to be a breach of this Agreement by Buyer if any Governmental Authority outside the People’s Republic of China imposes a Restraint so long as Buyer’s representations and warranties in Section 2.3 are true and correct in all material respects and Buyer has complied with its obligations under Section 3); or

(ii) by the Company pursuant to Section 5(a)(ii) or Section 5(a)(v) in any circumstance where prior to such termination (1) the Closing shall not have occurred on or before the date required by Section 1(b) (Closing), (2) all of the conditions to Closing set forth in Section 4(a) (Conditions to Buyer’s Obligations) have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, either (A) by their nature, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or (B) the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), (3) the Company has notified Buyer in writing that the Company is ready, willing and able to effect the Closing on the earlier of the Termination Date and the fifth (5th) business day following the date of delivery of such written notification by the Company (subject to Buyer curing by such time the failure of any condition in Section 4(b) attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement); and (4) Buyer fails to consummate the Closing on the earlier of the Termination Date and the fifth (5th) business day following the date of delivery of such written notification by the Company.

The parties hereto acknowledge and agree that the Company’s retention of the First Installment, if permitted under this Section 5(c), is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company, in part, for the circumstances giving rise to the underlying termination of this Agreement, which amount would otherwise be impossible to calculate with precision; provided that the Company’s retention of the First Installment, if permitted under this Section 5(c), shall not cap or otherwise limit any of the Company’s other remedies that may be available under this Agreement in connection with the circumstances giving rise to such termination.

6. Survival. The representations and warranties contained herein shall survive the latter of the Closing and any Option Closing Date for a period of two years, at which time they shall terminate.

7. Prohibited Transferees. For a period of eighteen months after the date of the Closing, so long as the Buyer owns, directly or indirectly, all of the Ordinary Shares purchased by the Buyer hereunder on the Closing and any Option Closing Date, the Consortium Shareholder agrees not to sell, transfer or convey Ordinary Shares (or securities or receipts exchangeable for, convertible or exercisable into or evidencing Ordinary Shares) in a privately negotiated secondary transaction (a “Privately Negotiated Secondary Transaction”), for the avoidance of doubt, not to include underwritten block trades, marketed deals or transfers in connection with a transaction involving the Company, to (i) the persons and their respective subsidiaries named in Schedule II(1) hereto; and (ii) the persons only named in Schedule II(2) hereto.

8. Right of First Offer. (a) For a period of eighteen months after the date of the Closing, so long as the Buyer owns, directly or indirectly, all of the Ordinary Shares purchased by the Buyer hereunder on the Closing and any Option Closing Date, subject to receipt of required regulatory approvals and compliance with the standstill restrictions in the Shareholder Agreement, the Buyer shall have a right of first offer over any Ordinary Shares (or securities or receipts exchangeable for, convertible or exercisable into or evidencing Ordinary Shares) proposed to be transferred by the Consortium Shareholder in a Privately Negotiated Secondary Transaction (other than transfers of Ordinary Shares (or securities or receipts exchangeable for, convertible or exercisable into or evidencing Ordinary Shares) (1) to an affiliate of (x) the Consortium Shareholder or (y) a partner, member or equivalent of the Consortium Shareholder (provided such affiliate agrees to be bound by this Section 8), (2) subject, in the case of an in-kind distribution by the Consortium Shareholder only (and not an in-kind distribution by any other person following any such distribution in-kind by the Consortium Shareholder), to Section 19, as an in-kind distribution to any partner, member or equivalent of the Consortium Shareholder, (3) for the avoidance of doubt, made pursuant to a registered public offering (including any transfer to The Depository Trust Company or its nominee in connection therewith), or (4) for the avoidance of doubt, made pursuant to Rule 144 (including any transfer to The Depository Trust Company or its nominee in connection therewith), which shall be exercised in the following manner:

(i) The Consortium Shareholder shall provide the Buyer with written notice (an “Offer Notice”) of its desire to transfer such Ordinary Shares. The Offer Notice shall specify the number of Ordinary Shares Consortium Shareholder wishes to transfer, the proposed purchase price for such Ordinary Shares and any other terms and conditions material to the sale proposed by Consortium Shareholder;

(ii) The Buyer shall have a period of up to five (5) business days following receipt of the Offer Notice to elect to purchase (or to cause one or more of its controlled affiliates that has agreed to be subject to the Shareholder Agreement to purchase) all of such Ordinary Shares on the terms and conditions set forth in the Offer Notice by delivering to the Consortium Shareholder a written notice thereof, provided that, in connection with its receipt of the first Offer Notice only (the “Initial Offer”) (subject to the following sentence), under this Section 8, Buyer shall have the option to purchase either (x) all such Ordinary Shares or (y) not less than the greatest number of such Ordinary Shares that Buyer and its affiliates could acquire without them then owning (after giving effect to such acquisition) 10% or more of the total Ordinary Shares then outstanding. Each Offer Notice shall be deemed to be an Initial Offer until one of the following occurs: (A) Buyer elects to purchase any Ordinary Shares in response to an Offer Notice and such purchase is consummated or (B) Buyer elects not to purchase Ordinary Shares in response to such Offer Notice, and the Consortium Shareholder sells at least such number of Ordinary Shares subject to such Offer Notice that Buyer would have been permitted to elect to acquire pursuant to this Section 8(a)(ii) to a third party in compliance with clause (iv) below;

(iii) If the Buyer elects to purchase (or to cause one or more of its affiliates to purchase) all (or, only in the case of the Initial Offer, such elected portion) of the Ordinary Shares which are the subject of the proposed transfer within the applicable response period described above, such purchase shall be consummated within the later of (A) ten (10) business days after the date on which the Buyer notifies the Consortium Shareholder of such election or (B) five (5) business days after all required regulatory approvals have been obtained (and all statutory waiting periods have elapsed); and

(iv) If (x) the Buyer fails to elect to purchase all (or, only in the case of the Initial Offer, any portion) of the Ordinary Shares within the applicable response period described above or (y) the purchase has not been consummated on or prior to the date that is ninety (90) days after the date on which the Buyer notifies the Consortium Shareholder of its election, the Consortium Shareholder may transfer such Ordinary Shares (or, only in the case of the Initial Offer, such portion of the Ordinary Shares that Buyer has failed to elect to purchase) at any time within one hundred and eighty (180) days following such event at a price which is not less than the purchase price specified in the Offer Notice and on other terms and conditions no more favorable, in any material respect, to the transferee than those specified in the Offer Notice.

(b) In connection with the transfer of all or any portion of the Consortium Shareholder’s Ordinary Shares pursuant to this Section 8, the Consortium Shareholder shall only be required to represent and warrant as to its authority to sell, the enforceability of such agreement against the Consortium Shareholder, that the Ordinary Shares to be transferred are free and clear of any liens, claims or encumbrances (other than restrictions pursuant to applicable federal, state and foreign securities laws and the Shareholder Agreement), that it is the record and beneficial owner of such Ordinary Shares and that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the transfer and Buyer shall provide customary representations and warranties consistent with Section 2.3.

9. Public Announcements. No party hereto will issue or cause the publication of any press release or other public announcement (including any broad-based employee announcement) with respect to this Agreement, the Registration Rights Agreement, the Shareholder Agreement or the transactions contemplated hereby or thereby or any mutual consideration of potential business opportunities that the parties may undertake following the date hereof, without the prior written consent of the other parties hereto; provided, however, that, nothing herein will prohibit any party hereto from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by applicable law, in which case the party making such determination will, if practicable in the circumstances, use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

10. Waiver and Release. Buyer hereby (a) waives and releases any claim (whether for rescission, damages or otherwise) it may have against the Company, the Consortium Shareholder, any affiliate of any of the foregoing or any director, officer or agent of any of the foregoing (collectively, “Company Parties”) arising solely out of or based solely on the sale of the Primary Shares to Buyer being not exempt from registration or qualification under federal or state securities laws, (b) agrees not to, under any circumstances, exercise any right of rescission arising solely out of or based solely on the sale of the Primary Shares to Buyer being not exempt from registration or qualification under federal or state securities laws, and (c) if it is ultimately determined that the agreements and waivers contained in the preceding clauses (a) and (b) are unenforceable, irrevocably agrees to contribute to the Company any proceeds received by Buyer from the Company as a result of any rescission action brought by Buyer based solely on the sale of the Primary Shares to Buyer being not exempt from registration or qualification under federal or state securities laws; provided, however, that (a), (b) and (c) shall not apply and Buyer will be free to pursue any claim against the Company Parties and exercise any right of rescission arising out of or based on any aspect of the sale of the Primary Shares to Buyer not being exempt from registration or qualification under federal or state securities laws, in each case without any contribution obligation, if (i) any of the representations and warranties of the Company under Sections 2.1 (g) and (h) are not true and correct in all respects and/or (ii) there is any fraud by any of the Company Parties in connection with the transactions contemplated by this Agreement.

11. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. Notices. Notices given hereunder shall be deemed to have been duly given, only if given in writing, and on (i) the date of personal delivery or by email or facsimile, or (ii) on the date one day after being delivered to a reputable overnight courier with proper delivery instructions, to the party being notified at his, her, or its address specified as follows or such other address as the addressee may subsequently notify the other party of in writing: if to the Buyer, 43/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong, China, Attention: Min Huang, Wingkit Chan; Email: huangm05@vanke.com, wingkitchan@vanke.com, with a copy (which copy shall not constitute notice) to Davis Polk & Wardwell, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong, Attention: Paul Chow, paul.chow@davispolk.com; if to the Company, Cushman & Wakefield plc, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606, Attention: Brett Soloway, with a copy (which copy shall not constitute notice) to Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Jeffrey Karpf, Paul M. Tiger, Email: jkarpf@cgsh.com, ptiger@cgsh.com, Fax: +1 212 225 3999; if to the Consortium Shareholder, (1) 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, Attention: Office of General Counsel, Telephone: (817) 871-4000, E-mail: officeofgeneralcounsel@tpg.com, (2) c/o 32/F, AIA Central, 1 Connaught Road Central, Hong Kong, Attention: Jon Lewis and Elaine Chen, Email: jlewis@pag.com and echen@pag.com, and (3) Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5, Canada, Attention: Raju Ruparelia, E mail: raju_ruparelia@otpp.com law_investments@otpp.com, with copies (which copies in each case shall not constitute notice) to (1) 345 California Street, San Francisco, CA 94104, Attention: Adam Fliss, E-mail: afliss@tpg.com, (2) Fenwick & West LLP, Unit 908, 9th Floor, Kerry Parkside Office, No. 1155 Fang Dian Road, Pudong New Area, Shanghai 201204, People’s Republic of China, Attention: Niping Wu, Email: niping.wu@fenwick.com, (3) Baker McKenzie, Tower One—International Towers Sydney, Level 46—100 Barangaroo Avenue, Sydney NSW 2000, Australia, Attention: Michael Kunstler and Lewis Apostolou, E mail: michael.kunstler@bakermckenzie.com and lewis.apostolou@bakermckenzie.com, and (4) Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Jeffrey Karpf, Paul M. Tiger, Email: jkarpf@cgsh.com, ptiger@cgsh.com, Fax: +1 212 225 3999.

14. Entire Agreement and Amendments. This Agreement, together with the Registration Rights Agreement and the Shareholder Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No waiver shall be deemed a waiver of any subsequent breach or default.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

16. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement (including its existence, validity, interpretation, breach, termination or enforcement as well as all matters relating to its negotiation, including pre contractual liability) (each a “Dispute”) shall be referred to and finally settled by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC

Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect, except as they may be modified in this Agreement or by agreement of the parties.

(b) The arbitration shall be conducted by three arbitrators. To the extent the Dispute involves two parties to this Agreement, each party subject to the Dispute shall nominate an arbitrator within thirty (30) days after delivery of the Request for Arbitration and the two arbitrators so appointed shall nominate the third arbitrator, who shall be the president of the arbitral tribunal, within thirty (30) days of their appointment. Any arbitrator not nominated within the applicable time limits shall be appointed by the ICC Court.

(c) The seat of arbitration shall be New York, New York, and the language of the arbitration shall be English.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate. The parties hereby consent to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York with respect to applications for provisional remedies or interim or conservatory measures.

(e) The award rendered by the arbitral tribunal, which shall cover which party shall bear the costs of the arbitration, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

(f) The parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the fact, conduct or outcome of the arbitration to any nonparties or non-participants, except to the extent required by law, court order or to the extent necessary to recognize, confirm or enforce the final award in the arbitration, enforce provisions of this arbitration clause, or to seek provisional remedies from a court of competent jurisdiction, without the prior written consent of all parties to the arbitration.

(g) The parties agree to opt out of the ICC Rules’ Expedited Procedure provisions.

(h) The parties agree that any arbitral tribunal appointed hereunder may exercise jurisdiction with respect to both this Agreement and the Registration Rights Agreement and the Shareholder Agreement. The parties consent to the consolidation of arbitrations commenced hereunder and/or under the Registration Rights Agreement and the Shareholder Agreement as follows. If two or more arbitrations are commenced hereunder and/or under the Registration Rights Agreement and the Shareholder Agreement, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

(i) The parties agree that any damages payable hereunder shall be limited to direct and reasonably foreseeable “benefit of the bargain” damages and that no party shall be liable hereunder for damages that constitute consequential, indirect, special or punitive damages under applicable law or for damages for reputational harm.

17. Specific Performance. It is hereby agreed and acknowledged that it may be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party may be irreparably damaged and may not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

18. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.

19. Assignment. This Agreement may not be assigned by the Company, the Consortium Shareholder or the Buyer without the prior written consent of the other parties hereto; provided, that no such consent shall be required for the Consortium Shareholder to assign any or all of its rights and obligations hereunder in connection with it distributing Ordinary Shares in-kind to its limited partners; provided, further, that the Consortium Shareholder agrees not to effect any such distribution in-kind unless such limited partners execute a counterpart to this Agreement and become subject to the terms of this Agreement applicable to the Consortium Shareholder.

20. Captions. Captions are for convenience only and are not deemed to be part of this Agreement. All references herein to numbered Sections are to Sections of this Agreement unless otherwise indicated.

21. Counterparts. This Agreement may be executed by pdf and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

23. Third Party Beneficiary. Morgan Stanley is a third-party beneficiary of, and is permitted to rely on, the representations and warranties contained in Section 2.3(d) and Section 2.3(i) in this Agreement.

24. Business Day. For purposes of this Agreement, references to “business day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York or Hong Kong are authorized or required by applicable law to be closed.

25. Subscription of Shares. For purposes of this Agreement, references to the “purchase and sale” of the Primary Shares or any similar formulation shall, unless the context otherwise requires, be references to a subscription for and issue of such Primary Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Purchase Agreement has been executed as of the date and year first above written.

BUYER:

Vanke Service (HongKong) Co., Limited 萬科物業服務(香港)有限公司

By:	/s/ Li, Qingping
Name: Li, Qingping
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, this Purchase Agreement has been executed as of the date and year first above written.

COMPANY:

CUSHMAN & WAKEFIELD PLC

By:	/s/ Brett White
Name: Brett White
Title: Director

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, this Purchase Agreement has been executed as of the date and year first above written.

CONSORTIUM SHAREHOLDER:

DTZ INVESTMENT HOLDINGS L.P.

By: DTZ Investment Holdings GenPar LLP, its general partner

By:	/s/ Anand Tejani
Name: Anand Tejani
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Schedule I

to

Purchase Agreement

Wire Instructions

Schedule II

to

Purchase Agreement

Prohibited Transferees

Exhibit A

to

Purchase Agreement

Registration Rights Agreement

Exhibit B

to

Purchase Agreement

Shareholder Agreement

Exhibit C

to

Purchase Agreement

Lock-Up Agreement